Exhibit 3.1

AMENDMENTS TO
THE AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

OF

COLISEUM ACQUISITION CORP.

The Extension Amendment Proposal

RESOLVED, as a special resolution, THAT:

The text of Article 36.2 of the Amended and Restated Memorandum of Association and Articles of Association of the Company be deleted in its entirety and replaced by the following:

The Company has until June 25, 2023 to consummate a Business Combination; provided, however, that commencing on June 25, 2023, the Company has the right to extend the time it has to consummate a Business Combination (the “Combination Period”) twelve (12) times for an additional one (1) month each time (each such one (1) month period, an “Extension Period”), from June 25, 2023 (i.e., 24 months from the closing of the IPO) to June 25, 2024 (i.e., 36 months from the closing of the IPO) if the Sponsor or its affiliates or designees, deposits into the Trust Account for each Extension Period the lesser of (i) $100,000 and (ii) an aggregate amount equal to $0.04 multiplied by the number of Public Shares of the Company then outstanding within two Business Days of the beginning of the Extension Period. The Company’s board of directors has the sole discretion whether to continue extending the Combination Period for additional Extension Periods. In the event that the Company determines not to continue extending the Combination Period, or the Company does not consummate a Business Combination before June 25, 2024 (such date being referred to as the “Termination Date”), such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the directors of the Company shall take all such action necessary to (i) cease all operations except for the purpose of winding up (ii) as promptly as reasonably possible but no more than ten (10) Business Days after the Termination Date, redeem the Public Shares to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (iii) as promptly as reasonably possible following such Automatic Redemption Event, subject to the approval of the remaining Members and directors, liquidate and dissolve the Company, subject to the Company's obligations under the Act to provide for claims of creditors and the requirements of other Applicable Law. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.

The NTA Requirement Amendment Proposal

RESOLVED, as a special resolution, THAT:

The text of Article 36.4 of the Amended and Restated Memorandum of Association and Articles of Association of the Company be deleted in its entirety and replaced by the following:

Although not required, in the event that a shareholder vote is held, and a majority of the votes of the Shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Company shall be authorised to consummate the Business Combination, provided that the Company shall not consummate such Business Combination if the Company’s Shares would be considered a “penny stock” (as defined in the Exchange Act) immediately prior to, or upon such consummation of such Business Combination.

The text of Article 36.5(c) of the Amended and Restated Memorandum of Association and Articles of Association of the Company be deleted in its entirety and replaced by the following:

In no event will the Company consummate the Tender Redemption Offer or the Redemption Offer under Article 36.5(a) or 36.5(b) or an Amendment Redemption Event under Article 36.11 if such redemptions would cause the Company’s Shares to be considered a “penny stock” (as defined in the Exchange Act).

The Founder Share Amendment Proposal

RESOLVED, as a special resolution, THAT:

The text of Article 36.7 of the Amended and Restated Memorandum of Association and Articles of Association of the Company be deleted in its entirety and replaced by the following:

Prior to a Business Combination, the Company will not issue any securities (other than Public Shares or Class A Shares issuable upon conversion of Class B Shares converted prior to a Business Combination pursuant to Article 37.2) that would entitle the holder thereof to (i) receive funds from the Trust Account; or (ii) vote on any Business Combination.